Exhibit 21.1
SUBSIDIARIES OF NORANDA ALUMINUM HOLDING CORPORATION
All subsidiaries are wholly owned (as of March 6, 2012):

Name	Jurisdiction of incorporation
Noranda Aluminum Acquisition Corporation	Delaware
Noranda Intermediate Holding Corporation	Delaware
Noranda Aluminum, Inc.	Delaware
Norandal USA, Inc.	Delaware
Gramercy Alumina Holdings, Inc.	Delaware
Noranda Alumina LLC	Delaware
Noranda Bauxite Ltd.	Jamaica
NHB Capital, LLC	Delaware
Gramercy Alumina Holdings II, Inc.	Delaware
St. Ann Bauxite Holdings Ltd.	St. Lucia